EXHIBIT 99.1

MetroCorp Bancshares, Inc. Files Notice for Extension to File
Quarterly Report on Form 10-Q with SEC

     HOUSTON, TEXAS — (August 17, 2004), MetroCorp Bancshares, Inc. (Nasdaq:MCBI) (the “Company”), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced that it filed a notice with the Securities and Exchange Commission that extends the period in which it may file its Quarterly Report on form 10-Q for the quarter ended June 30, 2004. The extension provided under Rule 12b-25 allows the Company to file its Quarterly Report on Form 10-Q on or before August 23, 2004.

     The Company is in the process of preparing a restatement of its audited consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 and its unaudited condensed consolidated financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003. The Company intends to file amendments to its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 that will include the restated financial statements and amendments to related disclosures.

     The restatement resulted from a review of the Company’s application of FASB Statement No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” to correct the amortization of deferred loan fees, net of costs, to interest income and accruals of other noninterest expense. Loan fees in excess of the associated costs should be recognized over the life of the related loan as an adjustment to yield. The Company recently discovered that an amount of net deferred loan fees were not being amortized to interest income. Certain net deferred fees were not entered into the Company’s loan system, and therefore, amortization was not calculated each period. Accordingly, the restatement will reflect the amortization of those net deferred fees. Additionally, in connection with the restatement for net deferred fees, the Company will adjust accruals of other noninterest expense previously deemed immaterial. The Company expects that the restatement will result in an increase in net income, loans and retained earnings and a decrease in deferred tax assets as compared to the amounts previously reported by the Company. Because the Company has not yet completed the restatement, the Company is not currently in a position to quantify the impact of such restatement.

     Because the restatement will have an impact on the Company’s financial statements for the three and six month periods ended June 30, 2004 and 2003, the Company is not in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 without the extension provided under Rule 12b-25.

     MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s website at www.metrobank-na.com.

9600 Bellaire Boulevard  *  Suite 252  *  P.O. Box 4760, Houston, Texas 77210-4760  *  713-776-3876

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp’s net interest margin; (3) changes in management’s assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and other documents filed with the Securities and Exchange Commission.

Contact:
MetroCorp Bancshares, Inc., Houston, Texas
George Lee (713) 776-3876

9600 Bellaire Boulevard  *  Suite 252  *  P.O. Box 4760, Houston, Texas 77210-4760  *  713-776-3876